Exhibit 99.1

iGATE Reports First Quarter 2010 Earnings

Revenue surges; EPS expands dramatically

FREMONT, CA, April 14, 2010 – iGATE, (NASDAQ:IGTE), an integrated technology and operations (iTOPS) company, today announced its financial results for the first quarter ended March 31, 2010.

First quarter highlights

•	Revenues were $57.9 million compared to $44.8 million made in the corresponding quarter previous year

•	Achieved 40.1% gross margin and 20.1% net margin

•	Diluted earnings per share was $0.20, (including a gain of 2 cents from sale of assets) a 122% increase over corresponding quarter previous year

•	7,357 employees as of March 31,2010; net addition of 447 employees during the quarter

•	7 new customers added in the quarter

•	iGATE rebranded with a tag-line “iTOPS for Business Outcomes” conforming to a single message as an outcome based organization

“Our growth in revenue and exponential jump in EPS reflects a good performance coming on the back of a recovery in our key segments.” said Phaneesh Murthy, Chief Executive Officer of iGATE Corporation. “We have strengthened our leadership team with several strategic hires to drive revenue growth and build solutions for the future.”

“While we had an excellent performance in Q1 and expect revenues to grow, margins are likely to be under pressure due to increased hiring, rupee appreciation and wage inflation. Our cash and cash equivalents and short-term investments crossed the $100 million mark,” said Sujit Sircar, Chief Financial Officer of iGATE Corporation.

First quarter operating results

Revenues for the quarter were $57.9 million compared to $44.8 million in the same period last year. Gross profit margin was 40.1% compared to 35.9% in the corresponding quarter last year.

Operating income for the quarter grew to $11.0 million from $5.6 million in the same period last year. Operating margin was 19.0% up from 12.5% in the corresponding quarter last year.

Net income was $11.6 million, or $0.20 per diluted share, compared to net income of $5.0 million or $0.09 per diluted share in the same period last year. Net margin was 20.1% as against 11.2% in the corresponding quarter last year.

During the quarter, the company’s cash and cash equivalents and short-term investments went up from $ 96.8 million to $100.3 million after the payment of a $ 6.1 million dividend.

Key customer wins and significant projects during the quarter

iGATE won a multi-year development agreement for enhancing and modernizing legacy banking applications for one of North America’s largest banks, an existing iGATE customer. iGATE will be responsible for a series of development projects around existing and new retail banking applications.

A direct marketing agency, part of a Fortune 500 corporate media services conglomerate selected iGATE as its preferred partner to execute a Business Intelligence and Analytics project. iGATE will develop a business intelligence framework to help the client offer customized and focused direct marketing programs for several of its premier clientele.

A North American Bank engaged iGATE for its end to end loan fulfillment activities. In addition iGATE is also outsourcing a number of other business processes.

A leading innovative communications test and measurement solutions company transitioned to iGATE its complex electronic equipment procure-to-pay processes including both direct and indirect procurement and interfacing with contract manufacturers. By combining our expertise in finance process transformation, technology automation and shared services we expect to reduce the general and administrative costs for the client and increase their margins.

iGATE and its Japanese partner CAC were selected by one of Japan’s largest financial services firms to assist in a strategic project that involves upgrading of the firm’s commercial banking system. This upgrade is expected to provide new features to business users, and enhance the ease of maintenance for IT.

For a leading global provider of distribution facilities in North America, iGATE is working to create a roadmap for consolidation of global instances of PeopleSoft finance modules and re-implementation of PeopleSoft HRMS.

Management Update

iGATE strengthened its leadership team by appointing a number of senior executives from diverse industries and verticals. Key hires include:

•

David Kruzner to lead Consulting and Solutions Development. With over 22 years of executive management experience, David is a leading strategist for C-Suite executives, working at the intersection of business, technology and people. He served on boards of The Concours Group and Natural Bridge Solutions.

•

Patrick Burke to lead strategic account pursuits. He comes from Cognizant Technology Solutions where he led sales for Banking and Financial Services. He brings over a decade of experience in selling strategic deals to Fortune 1000 companies.

•

Ari Aaltonen to head Europe Sales. He has over two decades of experience in building world-class sales and consulting organizations. Most recently he was the head of Oracle solution practice at Cognizant Technology Solutions.

•

Elizabeth Koshy to lead new account pursuits in Media and Entertainment vertical. She comes in with over 18 years of experience in the global media and entertainment industry. She has been a serial entrepreneur and founded one of the largest Flash-based studios in Asia, a leading CGI studio in India and established a leading event and celebrity management company.

•

Tim Relke joins to lead new account development in Canada. He has over two decades of experience in business process and information technology outsourcing in a wide range of industries. Most recently, Tim was a strategy, corporate development and interim CFO consultant to several Toronto-based business process outsourcing and software-as-a-service start-ups.

Important events during the quarter

•	Ranked #1 globally in IT outsourcing in the Media & Entertainment and #2 in Data Warehousing and Business Intelligence by Black Book of Outsourcing

•	Featured in IAOP Global Outsourcing 100

•	Mentioned in Emerging Service Analysis: C&SI for Analytics, Business Intelligence and Performance Management by Gartner

•	Mentioned in Platform BPO: Process Outsourcers Take A New Approach to Traditional BPO by Forrester

•	Launched Distinguishing Competency Framework that deals with transformational leadership and value creation competencies

•	Initiated coverage from Global Hunter Securities and HFP Capital Markets, two new sell side analysts

Conference Call and Webcast

iGATE will host a telephonic conference call on Wednesday, April 14, 2010 at 9:00 a.m. Eastern time to discuss the results of its first quarter ended March 31, 2010. A live webcast of this conference call will be available on our web site at www.igate.com. A replay of the call will be available until April 21, 2010.

About iGATE

iGATE (NASDAQ:IGTE) is the first outsourcing solutions provider to offer a business outcome based pricing model through a fully integrated technology and operations (iTOPS) structure with global service delivery. iGATE works with clients to optimize their businesses, secure substantial and sustainable year on year cost benefits and tie costs to business needs and results. iGATE provides IT consulting; application development and maintenance; data warehousing; business intelligence solutions; ERP/ enterprise solutions; BPO/business service provisioning; infrastructure management; independent verification and validation; KPO and contact center services. The company has been assessed at CMMI Level 5, follows Six Sigma methodologies, is COBIT, ISO 9001 and ISO 27001 certified, ensuring the highest levels of quality and data security. iGATE has 30 offices in 16 countries and manages global delivery centers in Mexico, Australia, Malaysia and India. iGATE is rated as a leading employer in India. For more information, please visit www.igate.com

Forward-Looking Statements

Some of the statements contained in this news release that are not historical facts are forward-looking statements. These forward-looking statements include the company’s financial, growth and liquidity projections as well as statements concerning the company’s plans, strategies, intentions and beliefs concerning business cash flows, costs and the markets in which it operates. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to the company and it assumes no obligation to update the forward statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from the forward-looking statements. These risks include, but are not limited to, the company’s ability to predict its financial performance, the level of market demand for its services, the highly-competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the company’s customers to reduce their spending for its services, the company’s ability to create, acquire and build new businesses and to grow existing businesses, attract and retain qualified personnel, reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2009.

Investor Contact:

Salil Ravindran

+1 510-896-3015

salil.ravindran@igate.com

Media Contact:

Rathnam Subramanyam

+1 510-402-7354

pr@igate.com

iGATE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	March 31, 2010 (unaudited)	December 31, 2009 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$18,511	$29,565
Short-term investments	81,800	67,192
Accounts receivable, net	27,844	24,533
Unbilled revenues	12,803	9,636
Prepaid expenses and other current assets	4,094	4,628
Foreign exchange derivative contract	1,415	—
Prepaid income taxes	3,704	4,247
Deferred tax assets	35	31
Receivable from Mastech Holding Inc.	134	87

Total current assets	150,340	139,919

Deposits and other assets	4,846	4,482
Property and equipment, net	43,173	42,682
Deferred tax assets	10,304	8,474
Goodwill	31,606	30,517
Intangible assets, net	1,965	2,086

Total assets	$242,234	$228,160

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,412	$1,515
Accrued payroll and related costs	11,947	14,173
Accrued expenses	14,158	14,160
Foreign exchange derivative contracts	—	1,097
Other current liabilities	4,140	3,843
Restructuring reserve	75	101
Deferred revenue	509	918

Total current liabilities	33,241	35,807

Other long-term liabilities	1,126	1,035

Total liabilities	34,367	36,842

Shareholders’ equity:
Common Stock, par value $0.01 per share	563	561
Additional paid-in capital	181,816	180,278
Retained earnings	43,766	38,228
Common stock in treasury, at cost	(14,714)	(14,714)
Accumulated other comprehensive loss	(3,564)	(13,035)

Total shareholders’ equity	207,867	191,318

Total liabilities and shareholders’ equity	$242,234	$228,160

iGATE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

(unaudited)

	Three Months ended, March 31,
	2010	2009
Revenues	$57,890	$44,809
Cost of revenues (exclusive of depreciation and amortization)	34,678	28,719

Gross margin	23,212	16,090
Selling, general and administrative	10,005	8,586
Depreciation and amortization	2,222	1,903

Income from operations	10,985	5,601
Other income (expense), net	832	(753)

Income before income taxes	11,817	4,848
Income tax expense (benefits)	203	(153)

Net income	$11,614	$5,001

Distributed earnings per share:
Common stock	$0.11	$0.09
Unvested restricted stock	0.11	0.09
Basic earnings per share from operations
Common Stock	$0.21	$0.09
Unvested restricted stock	0.21	0.09
Dilutive earnings per share from operations	$0.20	$0.09
Weighted average shares outstanding, Basic	55,234	54,184

Weighted average dilutive common equivalent shares outstanding	56,722	55,139